EXHIBIT 99.2

GERALD  MCCLINTON  APPOINTED  CHIEF  OPERATING  OFFICER OF CHINA DIRECT  TRADING
CORP.

COOPER CITY, FL--(MARKET WIRE)--May 15, 2007 -- China Direct Trading Corp. (OTC BB:CHDT.OB - News) (China Direct), a Florida corporation, today announced that Gerry McClinton will assume the position of Chief Operating Officer of China Direct, effective May 15, 2007. "It is essential for our company to build a strong management team. Gerry is experienced in operating companies larger than CHDT and we look forward to Gerry helping Stewart Wallach manage our growing company," said Howard Ullman, Chairman of CHDT. "I have been working side by side with Gerry for the past six months and I have all the confidence in his ability to operate our company," added Mr. Ullman.

Gerry has been serving as the corporate secretary since November of 2006 and will stay on in that capacity. Gerry voluntarily stepped down as President of Capstone as part of the company's management realignment plan being implemented.

About Gerry McClinton -- Mr. McClinton is an experienced operations/financial executive in managing factory production and in logistical and financial services associated with a consumer products business. His prior experience includes: President of Capstone Industries, Inc. 2005-2007; General Manager, Capstone Industries, Inc. 2000-2005; and Chief Financial Officer, Sagaz Industries, Inc., 1998-2000; in charge of the Production/Accounting and Information Systems team that transitioned the Sagaz automotive consumers products company into the Pennzoil/Quakerstate Corporation, Sagaz Industries, Inc., 1995-1998, V.P. of Operations, responsible for the production activities of 500 employees producing Automotive Consumer products. He also served as comptroller of Sagaz industries, Inc. Gerry has an accounting degree from University of Northern Ireland, Belfast, U.K.

About China Direct: China Direct (http://www.chdt.us) is a holding company engaged through its operating subsidiaries in the following business lines:
Capstone Industries, Inc. (www.capstoneindustries.com) is engaged in product development, manufacturing, distribution, logistics and product placement to importers, theme parks, and mass retail of souvenirs, gifts, and consumer products. Overseas Building Supply (OBS) is engaged in distribution of building materials including but not limited to roof tiles, interior doors, and insulation materials.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on the Company's and its subsidiaries' current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:
     Contact:
     China Direct
     Rich Schineller
     (646) 257-3902
     rich@CHDT.us